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                     May 11, 2022

       Michael J. Fitzpatrick
       Chief Financial Officer
       OceanFirst Financial Corp.
       110 West Front Street
       Red Bank, New Jersey 07701

                                                        Re: OceanFirst
Financial Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 28,
2022
                                                            File No. 001-11713

       Dear Mr. Fitzpatrick:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance